UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 15, 2006
F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)
FLORIDA

(State or Other Jurisdiction of Incorporation)

001-31940	25-1255406

(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148

(Address of Principal Executive Offices)	(Zip Code)
(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR
     Our Board of Directors has amended our By-laws effective March 15, 2006, to include the following provisions:
     New Advance Notice Provision for Shareholder Proposals
     Pursuant to Article I Section 9 of our amended by-laws, if a shareholder wishes to present (i) a proposal relating to nominations for and election of directors or (ii) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the shareholder must comply with the provisions relating to shareholder proposals set forth in our amended by-laws, which are summarized below.
     Written notice of any such proposal containing the information required under our by-laws, as described herein, must be delivered in person, by first class United States mail postage prepaid or by reputable overnight delivery service to the attention of our Secretary, at our principal executive offices at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date on which we first mailed our proxy statement to shareholders for the annual meeting of shareholders in the immediately preceding year. In the case of an annual meeting of shareholders that is called for a date that is not within 30 calendar days before or after the first anniversary date of the annual meeting of shareholders in the immediately preceding year, any such written notice must be received by our Secretary within five business days after the earlier of the date we shall have mailed notice to our shareholders that an annual meeting of shareholders will be held, issued a press release, filed a periodic report with the SEC or otherwise publicly disseminated notice that an annual meeting of shareholders will be held. In the case of a special meeting of shareholders, any such written notice must be received by our Secretary within five business days after the earlier of the date we shall have mailed notice to our shareholders that a special meeting of shareholders will be held, issued a press release, filed a periodic report with the SEC or otherwise publicly disseminated notice that a special meeting of shareholders will be held.
     A written nomination for a director must set forth:
•	the name and address of the shareholder who intends to make the nomination (the “Nominating Shareholder”);

•	the name, age, business address and, if known, residence address of each person so proposed;

•	the principal occupation or employment of each person so proposed for the past five years;

•	the number of shares of our capital stock beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock;

•	a description of any arrangement or understanding between each person so proposed and the Nominating Shareholder with respect to such person’s nomination and election as a director and actions to be proposed or taken by such person as a director;

•	the written consent of each person so proposed to serve as a director if nominated and elected as a director; and
•	such other information regarding each such person as would be required under the proxy rules of the SEC if proxies were to be solicited for the election as a director of each person so proposed.
     With respect to nominations by shareholders, only candidates nominated by shareholders for election as a member of our board of directors in accordance with our amended by-law provisions as summarized herein will be eligible to be nominated for election as a member of our board of directors at such meeting, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director.
     A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy rules of the SEC if proxies were solicited for shareholder consideration of the matter at a meeting of shareholders. Only shareholder proposals submitted in accordance with the by-law provisions summarized above will be eligible for presentation at such meeting, and any matter not submitted to our board of directors in accordance with such provisions will not be considered or acted upon.
     Prior to the amendment, no proposal submitted by a shareholder for consideration at an annual meeting could be considered unless our Secretary had received written notice of the matter proposed to be presented at least 120 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting. Also, prior to the amendment, nominations for election of directors could have been made by a shareholder if our Secretary received notice not less than 14 days prior to the meeting, except that if less than 21 days’ notice of the meeting was given to shareholders, the notice had to be delivered not less than the seventh day following the day on which notice of the meeting was first mailed or the fourth day prior to the meeting.
     Board Committee Duties and Responsibilities
     The By-laws were modified to conform the description of the duties and responsibilities of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee to those duties and responsibilities contained in the respective charters of each of those committees.
     Signing Authority of Certain Executive Officers
     The By-laws were amended to add a provision relating to the signing authority of our executive officers with respect to documents incidental or related to the operation of the corporation, subject to such limitations or restrictions of the scope of authority as our Board, President or Chief Executive Officer may impose.
     Other Changes
     Other non-material changes were made to the By-laws for purposes of improving clarity or consistency.
     The description of the amendments to the By-laws contained herein is qualified in their entirety by the text of the By-laws attached as an exhibit to this Form 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
Exhibit 3.2.     Amended and Restated Bylaws of F.N.B. Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION
(Registrant)

By:	/s/ Brian F. Lilly

Name:	Brian F. Lilly
Title:	Chief Financial Officer
(Principal Financial Officer)
Dated: March 21, 2006